Exhibit 3.2

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:40 PM 02/05/2016
FILED 04:01 PM 02/05/2016
SR 20160628520 - File Number 3562449

CERTIFICATE OF ELIMINATION

OF

CERTIFICATE OF DESIGNATION

OF

SERIES C CONVERTIBLE PREFERRED STOCK

OF

xG TECHNOLOGY, INC.

Pursuant to Section 103 and 151(g) of the Delaware General Corporation Law

The undersigned, Roger G. Branton, the Chief Financial Officer of xG Technology, Inc. (the “Corporation”), pursuant to the provisions of the Delaware General Corporation Law (the “DGCL”), does hereby certify and set forth as follows:

First:  On January 28, 2016, the Board of Directors of the Corporation approved a resolution to eliminate the Corporation’s Certificate of Designations, Preferences and Rights (the “Certificate of Designations”) of the Series C Convertible Preferred Stock (the “Series C Preferred Stock”) originally filed with the Secretary of State of the State of Delaware on February 24, 2015;

Second: No shares of Series C Preferred Stock are issued and outstanding as of the date hereof, and the Corporation will not issue any additional shares of Series C Preferred Stock pursuant to the aforementioned Certificate of Designations of the Series C Preferred Stock;

Third: The Certificate of Designations of the Series C Preferred Stock is hereby eliminated; and

Fourth: This Certificate of Elimination shall be effective as of 5:00 p.m. New York time on the date written below.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination of the Certificate of Designations of the Series C Preferred Stock to be signed by the undersigned, a duly authorized officer of the Corporation, and the undersigned has executed this Certificate of Elimination and affirms the foregoing as true under penalty of perjury this 5th day of February, 2016.

/s/ Roger G. Branton
Name: Roger G. Branton
Title: Chief Financial Officer